EXHIBIT 10(u)

HANDLEMAN COMPANY

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(United States)

This Handleman Company Supplemental Executive Retirement Plan (the “SERP”) is established by Handleman Company (the “Company”) for the benefit of the selected key executives designated by the Company’s Board of Directors (and each such key executive shall hereinafter be referred to as the “Executive”).

ARTICLE I

PURPOSE

The purpose of this SERP is to provide retirement income for the Executive which is in addition to that which is provided to him/her through the Company’s tax qualified retirement plans.

ARTICLE II

DEFINITIONS

2.1 Capitalized Terms. Throughout this SERP, capitalized terms that are not listed in Section 2.2 hereof, and are not elsewhere herein defined, shall have the meanings assigned to them in the Handleman Company Pension Plan.

2.2 Definitions. The following terms, wherever used in this SERP, shall have the following meanings:

(a)	“Administrator” means the Company employee(s) designated by the Board to handle day-to-day administration of this SERP. As of any date, the Administrator shall consist of the members of the Administrative Committee for the Pension Plan.

(b)	“Board” means the Board of Directors of the Company.

(c)	“Cause” means:

(i)	Conviction of the Executive for a felony or for any lesser crime or offense than a felony involving the property of the Company or one of its subsidiaries or affiliates; or

(ii)	The Executive’s engagement in conduct which has caused demonstrable and serious injury to the Company, monetary or otherwise; or

(iii)	Gross neglect or gross dereliction of his/her duties or other substantial misconduct or breach of performance by the Executive and failure to correct such situation to the satisfaction of the President of the Company within thirty (30) days following receipt of written notice thereof from the President of the Company; or

(iv)	The Executive’s disclosure, dissemination, use communication or appropriation, at any time (whether during or after his/her Company employment), of Confidential Information (as that term is defined in the Handleman Company Restricted Stock Agreement) in violation of the terms of the Restricted Stock Agreement (whether or not the Executive is covered by such agreement).

(d)	“Committee” means the Compensation and Stock Option Committee of the Board.

(e)	“Pension Plan” means the Handleman Company Pension Plan as in effect on the effective date of this SERP, and as thereafter amended from time to time.

(f)	“SERP Retirement Benefit” means the benefit payable to the Executive pursuant to Sections 3.2 and 3.3 hereof.

ARTICLE III

ELIGIBILITY AND BENEFITS

3.1 Eligibility. An Executive who terminates employment with the Company on or after the effective date of this SERP set forth in Section 6.10 hereof or, if later, after the date he/she is selected by the Board for SERP coverage, shall be eligible for the benefits described in the SERP. The Executive shall cease to be eligible for any benefits hereunder as of the date on which the Board determines that the Executive should no longer be provided SERP coverage and, as of such date, the SERP shall be considered terminated as to the Executive and the provisions of Article V shall apply. The Board, following the recommendations of the Committee, may add or remove Executives from SERP coverage at any time.

3.2 Amount. Subject to Section 3.4 hereof, the SERP Retirement Benefit for an Executive, as of any date, shall be an annual amount equal to the product of the Executive’s total years of Credited Service as of such date, not in excess of thirty (30) years, multiplied by one and one-quarter percent (1.25%) (or such higher percentage as may be designated by the Board as applicable to the Executive, but not to exceed one and one-half percent (1.5%)) of the Executive’s final average compensation, minus his/her Accrued Benefit determined as of such date under the Pension Plan, payable at age 65 in the form of a single life annuity.

3.3 Payment. Subject to Section 3.4 hereof, an Executive’s SERP Retirement Benefit shall be paid to him/her, or to his/her Surviving Spouse, at the same time, in the same manner, and under the same terms and conditions, and applying the same actuarial factors and reductions, as his/her Accrued Benefit under the Pension Plan; provided, however, that, notwithstanding the terms of the Pension Plan, there shall be no pre-retirement Survivor Annuity available under this SERP to the Surviving Spouse of the Executive.

3.4 Forfeiture. Notwithstanding Sections 3.1 and 3.2 hereof, the Executive’s SERP Retirement Benefit shall be forfeited (and the Company shall have no further obligation whatsoever under this SERP to the Executive or to his/her Surviving Spouse):

(a)	If the Executive’s employment with the Company terminates for any reason, whether voluntarily or involuntarily, with or without cause, before completing five (5) Years of Service; or

(b)	At any time after the Executive’s completion of five (5) Years of Service the Executive is terminated from employment with the Company for Cause and the Board, it its Discretion, discontinues and forfeits the SERP Retirement Benefit of the Executive; or

(c)	At any time after the Executive’s termination of his/her Company employment, the Executive engages in behavior described in Section 2.2(c)(iv) hereof and the Board, in its Discretion, discontinues and forfeits the SERP Retirement Benefit of the Executive (which may be done regardless of whether benefit payments have begun).

ARTICLE IV

FUNDING AND ADMINISTRATION

4.1 Funding. The SERP shall, at all times, remain entirely unfunded. Benefits payable from this SERP shall be paid solely from the general assets of the Company; provided, however, that the Company may, in its sole Discretion, purchase insurance or annuities, or segregate certain Company assets, as a means for providing for benefits hereunder. The Executive and his/her Surviving Spouse shall have only the rights of a general unsecured creditor of the Company with respect to any assets of the Company in seeking any payment derived from his/her rights under the SERP. The Company is not a trustee by reason of this SERP and nothing in this SERP shall be interpreted to create a trust relationship between the Company and the Executive or his/her Spouse. Nothing contained herein constitute a guarantee by the Company or any other person or entity that the assets of the Company will be sufficient to pay any benefit hereunder.

4.2 Administration. The Administrator shall be responsible for the general operation and administration of the SERP and for carrying out its provisions. The Administrator shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports relating to the SERP and furnished to it by any actuary, controller, accountant, counsel, or other person employed by the Company with respect to the SERP. The Administrator shall have full power, Discretion and authority, to the fullest extent of Firestone Tire & Rubber Co. v. Bruch, 489 US 101 (1989), to interpret the provisions of this SERP and to administer its terms. The Administrator shall be the “plan administrator” as defined in ERISA and shall have the same duties, rights, and obligations with respect to this SERP as the Plan Administrator under the Pension Plan has with respect to that plan, and the Administrator shall be guided by the relevant provisions of the Pension Plan with respect to its duties hereunder. All decisions of the Administrator shall be final, conclusive and binding on all parties.

V

AMENDMENT AND TERMINATION

5.1 Amendment or Termination of SERP by Company. The Company reserves the right at any time to amend the SERP or to terminate it, in whole or as to any Executive, without the consent of the Executive or any other person. Any amendment or termination of the SERP shall be made pursuant to a resolution of the Board, effective as of the date specified in such resolution. Subject to Section 3.4 hereof, no amendment or termination of the SERP shall operate to deprive the Executive or his/her Surviving Spouse of any SERP Retirement Benefit calculated as of the effective date of the amendment or termination (based upon the Executive’s Credited Service and Final Average Compensation as of such date).

5.2 Benefit in the Event of SERP Termination. In the event of the termination of the SERP, in whole or as to any Executive, and subject to the provisions of Articles III and IV hereof, if the Executive is either actively employed by the Company or is Disabled on the termination date of the SERP, the requirements of Section 3.4 hereof shall be modified such that he/she need not complete five (5) Years of Service; the remaining provisions of Section 3.4 hereof shall apply both before and after his/her completion of five (5) Years of Service such that his/her SERP Retirement Benefit accrued as of such termination date shall not be forfeitable except pursuant to sections

3.4(b) or (c) hereof; and payment shall be made to the Executive and/or his/her Surviving Spouse, in due course, pursuant to the provisions of Section 3.3 hereof.

5.3 Obligation of Successor Employer. In the event of a transfer or sale of the assets of the Company, or in the event of the merger or consolidation of the Company into or with any other corporation or entity, the SERP shall be continued after such sale, merger, or consolidation if, and only to the extent, agreed to by the transferee, purchaser, or successor corporation or entity.

VI

MISCELLANEOUS

6.1 Effect on Other Benefits. Nothing in the SERP shall operate to modify, amend, or otherwise affect the Pension Plan or any benefits provided thereby. No benefit payable hereunder, or its Actuarially Equivalent present value, shall be deemed to be salary or other compensation to the Executive for purposes of the Pension Plan or any other benefits provided to the Executive by the Company.

6.2 No Right to Employment. Nothing contained herein shall confer upon the Executive the right to be retained in the service of the Company, nor in any way to limit the right of the Company to terminate the employment of the Executive at any time, for any reason, the employment relationship between the Company and the executive being solely “at will”.

6.3 No Assignment. No benefit payable under this SERP shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge prior to actual receipt thereof by the Executive. Any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge prior to such receipt shall be void and the Company shall not be liable in any manner for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to any benefit under the SERP.

6.4 Lump Sum Payments. The Company may, at any time, in its sole Discretion, pay to the Executive or to his/her Surviving Spouse the Actuarially Equivalent present value of the Executive’s SERP Retirement Benefit in a single lump sum payment, in lieu of any (or any further) benefit payments hereunder.

6.5 Limitations on Liability. Neither the Company, the Administrator, nor any other person, employee or agent acting on behalf of the Company shall be held liable to the Executive, former Executive, Surviving Spouse or any other person for any claim, loss, liability, or expense incurred in connection with this SERP.

6.6 Incapacity of Recipient. In the event the Executive or his/her Surviving Spouse is declared incompetent and a conservator or other person legally charged with the care of his/her person or his/her estate is appointed, any benefits under this SERP to which such Executive or is entitled shall be paid to such appointed person or to the estate of the Executive or, as the case may be.

6.7 Applicable Law. This SERP shall be construed and administered under the laws of the State of Michigan, except to the extent such laws may be superseded by the Act or by any other applicable federal laws.

6.8 Construction. Headings shall not be used in the construction or interpretation of the provisions of this SERP. Whenever reasonably necessary, pronouns or any gender shall be deemed synonymous, as shall singular and plural pronouns.

6.9 Severability. In the event any provision of this SERP shall be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be effected or impaired thereby.

6.10 Effective Date. The effective date of this SERP is May 1, 1994.

IN WITNESS WHEREOF, the Company hereby adopts and established this SERP for the benefit of the Executives.

HANDLEMAN COMPANY

By:	/s/ Stephen Strome
Its:	President
Date:	6/28/94